Exhibit 3.2

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF THE
SERIES F CONVERTIBLE PREFERRED STOCK OF
AMAZE HOLDINGS, INC.

I, Joel Krutz, hereby certify that I am the Interim Chief Executive Officer and Chief Financial Officer of Amaze Holdings, Inc. (the “Company”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

WHEREAS, the Company intends to enter into a Securities Purchase Agreement (the “Securities Purchase Agreement”) between the Company and an accredited investor pursuant to which the Company will have the right, but not the obligation, to sell to such investor, and such investor will have the obligation to purchase from the Company, shares of the Company’s Common Stock from time to time during the term of the Securities Purchase Agreement. In consideration of the investor’s execution and delivery of the Securities Purchase Agreement, the Company will issue to the investor the Preferred Shares (as defined below) as a commitment fee.

WHEREAS, pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on October 9, 2026 adopted the following resolutions creating a series of 1,000,000 shares of preferred stock designated as “Series F Convertible Preferred Stock,” none of which shares have been issued:

RESOLVED, that the Board designates the Series F Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES F CONVERTIBLE PREFERRED STOCK

1. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series F Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be 1,000,000 shares. Each Preferred Share shall have a par value of $0.001 and a stated value of $2.00 per share (the “Stated Value”). No dividends shall accrue or be payable with respect to the Preferred Shares except as set forth in Section 2 and Section 8 below.

2. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 4, Holders shall be entitled to receive, and the Company shall pay, dividends on the Preferred Shares equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on the Preferred Shares.

3. Conversion.

(a) Holder’s Conversion Right. Subject to the provisions of Section 3(e) and Section 5(a), at any time or times on or after the earlier of the (i) 12 month anniversary of the effective date of the Securities Purchase Agreement, (ii) termination of the Securities Purchase Agreement or (iii) written consent of the Company, each holder of a Preferred Share (each, a “Holder” and collectively, the “Holders”) shall be entitled to convert any whole number of Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below).

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(b) Conversion Rate. The number of fully paid and non-assessable shares of Common Stock to be issued upon conversion of each Preferred Share shall be determined by dividing the Stated Value by the Conversion Price (the “Conversion Rate”). The “Conversion Price” shall be $0.025 per share; provided that the Conversion Price shall be deemed adjusted solely as a consequence of, and shall not be independently adjusted in addition to, any adjustment to the Conversion Rate pursuant to Section 4(a).

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Shares. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c) Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

(i) Holder’s Conversion. To convert a Preferred Share into a validly issued, fully paid and non-assessable share of Common Stock, on any date (a “Conversion Date”), a Holder shall deliver (whether via email or otherwise), for receipt on or prior to 11:59 p.m., New York, N.Y. time, on such date, a copy of an executed notice of conversion of the Preferred Share(s) subject to such conversion in the form attached hereto as Exhibit A (the “Notice of Conversion”) to the Company. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of Preferred Shares, a Holder shall not be required to surrender the certificate(s) representing the Preferred Shares to the Company unless all of the Preferred Shares represented thereby are so converted, in which case, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing of Preferred Share(s) (the “Preferred Share Certificates”) so converted as aforesaid.

(ii) Company’s Response. On or before the first Trading Day following the date of receipt by the Company of such Notice of Conversion, the Company shall (1) provided that (x) the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (y) shares of Common Stock to be so issued are otherwise eligible for resale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Notice of Conversion, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 3(c)(i) is greater than the number of Preferred Shares being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted.

(iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) [Reserved]

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(v) Book-Entry. Notwithstanding anything to the contrary set forth in this Section 3, upon conversion of any Preferred Shares in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company following conversion thereof unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 3(c)(v)) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Notice of Conversion) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. Each Holder and the Company shall maintain records showing the number of Preferred Shares so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES F PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING THE BOOK-ENTRY PROVISIONS SET FORTH THEREIN. THE NUMBER OF SHARES OF SERIES F PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES STATED ON THE FACE HEREOF DUE TO PARTIAL CONVERSIONS EFFECTED PURSUANT TO SUCH BOOK-ENTRY PROVISIONS.

(d) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), Transfer Agent fees, issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares.

(e) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designation, the Preferred Shares held by a Holder shall not be convertible by such Holder, and the Company shall not effect any conversion of any Preferred Shares held by such Holder, to the extent (but only to the extent) that such Holder or any of its affiliates would beneficially own in excess of 4.99% (or 9.99% as set forth in this Section 3(e)) (the “Beneficial Ownership Limitation”) of the Common Stock. To the extent the above limitation applies, the determination of whether the Preferred Shares held by such Holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such Holder and its affiliates) shall, subject to such Beneficial Ownership Limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability of a Holder to convert Preferred Shares, or of the Company to issue shares of Common Stock to such Holder, pursuant to this Section 3(e) shall have any effect on the applicability of the provisions of this Section 3(e) with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this Section 3(e), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this Section 3(e) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 3(e) to correct this Section 3(e) (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Beneficial Ownership Limitation. The limitations contained in this Section 3(e) shall apply to a successor holder of Preferred Shares. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one (1) Business Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Certificate of Designation. By written notice to the Company, any Holder may increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder.

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4. Adjustments.

(a) Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock. With respect to any unconverted shares, if the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate for any unconverted shares in effect immediately prior to such subdivision will be proportionately increased by having the Conversion Rate multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately after such event, and of which the denominator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event. With respect to any unconverted shares, if the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate for any unconverted shares in effect immediately prior to such combination will be proportionately decreased by having the Conversion Rate multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately after such event, and of which the denominator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event. Any adjustment pursuant to this Section 4(a) shall become effective immediately after the effective date of such subdivision or combination.

(b) Rights Upon Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless: (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designation in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designation, including, without limitation, having a dividend rate equal to the dividend rate of the Preferred Shares held by the Holders and having similar ranking to the Preferred Shares, and reasonably satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Company herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 4(a), which shall continue to be receivable thereafter)) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) that each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the Preferred Shares held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Shares contained in this Certificate of Designation), as adjusted in accordance with the provisions of this Certificate of Designation. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares. For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 4(b) regardless of whether (i) the Company has sufficient authorized shares of Common Stock for the issuance of the Conversion Shares and/or (ii) a Fundamental Transaction occurs prior to the Initial Issuance Date.

(c)	Calculations. All calculations under this Section 4 shall be made to the nearest cent or nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares, if any) issued and outstanding.

(d)	Notice to Holder.

a.	Adjustment to Conversion Rate. Whenever the Conversion Rate is adjusted pursuant to Section 4(a), the Company shall promptly, and in any event within two Trading Days after the effective date of such adjustment, deliver notice to each Holder setting forth the Conversion Rate in effect after such adjustment, the resulting number of Conversion Shares issuable upon conversion of each Preferred Share and a brief statement of the facts requiring such adjustment (an “Adjustment Notice”). Whether or not the Company delivers an Adjustment Notice, upon any adjustment of the Conversion Rate pursuant to Section 4(a), each Holder shall be entitled to receive upon conversion the number of Conversion Shares determined on the basis of the Conversion Rate as so adjusted, regardless of whether such Holder accurately states the Conversion Rate in its Notice of Conversion.

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b.	Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, the Company shall deliver to the Holder at its last address as it shall appear upon the books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert its Preferred Shares during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

5. Authorized Shares.

(a) Reservation. The Company shall seek stockholder approval to increase its authorized shares of Common Stock, and upon the effectiveness of such amendment, the Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 100% of the shares of Common Stock issued pursuant to this Certificate of Designation, as it may be reduced following conversions or otherwise changed pursuant to this Certificate of Designation. So long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, as of any given date, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares issued or issuable, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designation) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares. If, notwithstanding Section 5(a) and not in limitation thereof, at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall immediately take all reasonable action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Board to recommend to the stockholders of the Company that they approve such proposal.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time not to exceed twelve (12) months as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation provided Holder complies with all of the other obligations of a beneficiary of the Purchase Rights that would not result in Holder exceeding the Beneficial Ownership Limitation.

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(d) Pro Rata Distributions. During such time as the Preferred Shares are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that any Holder’s right to participate in any such Distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such times, not in excess of twelve (12) months, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation).

6. Voting Rights. Holders of the Preferred Shares shall have no voting rights, except as required by law (including without limitation, the NRS), provided, however, as long as any Preferred Shares are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding Preferred Shares:

a.	alter or change adversely the powers, preferences or rights given to the Preferred Shares or alter or amend this Certificate of Designation;

b.	amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders;

c.	increase the number of authorized shares of Preferred Shares;

d.	pay cash dividends or distributions on junior securities of the Company; or

e.	enter into any agreement with respect to any of the foregoing.

Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Company’s Bylaws and the NRS.

7. Ranking, Liquidation Event. The Preferred Shares shall, with respect to any Liquidation Event, shall rank: (i) junior to the Senior Securities, if any; (ii) pari passu with the Parity Securities; and (iii) senior to the Junior Securities. Upon any Liquidation Event, after the satisfaction in full of the debts of the Company and payment of the liquidation preference to any Senior Securities, the Holders of Preferred Shares shall be entitled to be paid, on a pari passu basis with the payment of any liquidation preference afforded to holders of any Parity Securities, for each Preferred Share held thereby, out of (but only to the extent) the assets of the Company legally available for distribution to its stockholders, an amount equal to the Stated Value (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Preferred Shares), plus any accrued but unpaid dividends, before any distribution or payment shall be made to the holders of any Junior Securities. If the assets of the Company available for distribution to Holders of the Preferred Shares shall be insufficient to permit payment in full to such Holders of the sums which such Holders are entitled to receive in such case and of any liquidation preference afforded to holders of any Parity Securities, then all of the assets available for distribution to holders of the Preferred Shares and the Parity Securities shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. All the preferential amounts to be paid to the Holders under this Section 7 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Event funds of the Company to the holders of Junior Securities in connection with a Liquidation Event as to which this Section 7 applies. The Company shall mail written notice of any such Liquidation Event, not less than 45 days prior to the payment date stated therein, to each Holder.

8. Participation. In addition to any adjustments pursuant to Section 4, the Holders shall, as holders of Preferred Shares, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each Preferred Share held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Holder’s right to participate in any such dividend or distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation).

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9. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

10. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

11. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designation.

12. Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designation, the Company (i) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares and (ii) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein).

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13. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

14. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) delivered by reputable air courier service with charges prepaid, next business day delivery, or (iii) transmitted by hand delivery, or email, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email, with accurate confirmation, at the address designated below (if delivered on a Trading Day during normal business hours where such notice is to be received), or the first Trading Day following such delivery (if delivered other than on a Trading Day during normal business hours where such notice is to be received) or (b) on the second Trading Day following the date of transmittal by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Amaze Holdings, Inc., a Nevada corporation, maintaining an address at 150 Paularino Avenue, Suite D-20, Costa Mesa, CA 92626, email: joel.krutz@amaze.co, attention: Joel Krutz, Interim Chief Executive Officer and Chief Financial Officer, with an additional copy to (which shall not constitute notice) Nason Yeager Gerson Harris & Fumero, P.A., 3001 PGA Boulevard, Suite 305, Palm Beach Gardens, FL 33410, Attn: Brian Bernstein, Esq., email: bbernstein@nasonyeager.com and (ii) if to the Holders, to: the addresses and email address on record with the Company, with an additional copy by email only (which shall not constitute notice) under the notice provision in the Securities Purchase Agreement.

15. Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name, address and email address of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Preferred Shares are registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

16. Stockholder Matters; Amendment.

(a) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the NRS, the Articles of Incorporation, this Certificate of Designation or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the NRS. This provision is intended to comply with the applicable sections of the NRS permitting stockholder action, approval and consent effected by written consent in lieu of a meeting.

(b) Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation.

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17. Certain Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

a. “1934 Act” means the Securities Exchange Act of 1934, as amended.

b. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

c. “Certificate of Designation” means this Certificate of Designation, Preferences and Rights of the Series F Convertible Preferred Stock of the Company, as amended from time to time.

d. “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

e. “Common Stock Equivalents” means any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

f. “Conversion Shares” means the shares of Common Stock issuable upon conversion of the Preferred Shares.

g. “Eligible Market” means The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, The OTCQB Venture Market, the OTCQX Best Market, or the OTC Pink Limited Market, each operated by OTC Markets Group, Inc. or their successors, or any nationally recognized successor to any of the foregoing.

h. “Fundamental Transaction” shall mean that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (B) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (C) make, or allow any other Person to make, a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock or share exchange agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share exchange agreement or other business combination), or (E) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Company.

i. “Initial Issuance Date” means the date on which the Preferred Shares are first issued.

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j. “Junior Securities” means any class or series of capital stock of the Company other than those securities which are explicitly senior to or pari passu with the Preferred Shares liquidation preference.

k. “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.

l. “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

m. “Parity Securities” means the common stock of the Company and any other class or series of capital stock of the Company hereinafter created that expressly ranks pari passu with the Preferred Shares in liquidation preference.

n. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

o. “Principal Market” means the OTC Pink Limited Market operated by OTC Markets Group, Inc. (or any nationally recognized successor thereto); provided, however, that in the event the Company’s Common Stock is not quoted on the OTC Pink Limited Market operated by OTC Markets Group, Inc. (or any nationally recognized successor thereto) but is then listed or traded on The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE Arca, the NYSE American, The OTCQB Venture Market, or the OTCQX Best Market operated by OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing), then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

p. “Required Holders” means holders of at least a majority of the outstanding Preferred Shares.

q. “Securities” means, collectively, the Preferred Shares and the shares of Common Stock issuable upon conversion of the Preferred Shares.

r. “Senior Securities” means the Company’s Series B Convertible Preferred Stock, the Company’s Series C Convertible Preferred Stock and any other class or series of capital stock of the Company hereinafter created that expressly ranks senior to the Preferred Shares in liquidation preference.

s. “Subsidiary” means any Person the Company wholly owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act of 1933.

t. “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

u. “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

v. “Transfer Agent” means Equity Stock Transfer LLC., together with any successor transfer agent appointed by the Company.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series F Convertible Preferred Stock of Amaze Holdings, Inc. to be signed by its Interim Chief Executive Officer and Chief Financial Officer on this October 15, 2026.

AMAZE HOLDINGS, INC.

/s/ Joel Krutz
Name:	Joel Krutz
Title:	Interim Chief Executive Officer and Chief Financial Officer

EXHIBIT A

AMAZE HOLDINGS, INC.

NOTICE OF CONVERSION

Reference is made to the Certificate of Designation, Preferences and Rights of the Series F Convertible Preferred Stock of Amaze Holdings, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series F Convertible Preferred Stock, $0.001 par value per share (the “Preferred Shares”), of Amaze Holdings, Inc., a Nevada corporation (the “Company”), indicated below into shares of common stock, $0.001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Tax ID Number (If applicable):

Conversion Rate:

Number of shares of Common Stock to be issued:___________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: _________________________________________

_________________________________________

Address: _________________________________________

Telephone Number: ________________________________

email address: _________________________________

Holder: __________________________________________

By: _____________________________________________

Title: ___________________________________________

Dated:_____________________________

Account Number (if electronic book entry transfer): __________________________________

Transaction Code Number (if electronic book entry transfer): __________________________